Calculation of Filing Fee Tables
S-8
Chubb Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, par value CHF 0.50 per share	457(a)	12,300,000	$ 327.67	$ 4,030,341,000.00	0.0001381	$ 556,590.09
Total Offering Amounts:						$ 4,030,341,000.00		$ 556,590.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 556,590.09
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of common shares of Chubb Limited ("Common Shares") which may become issuable pursuant to the anti-dilution provisions of the Chubb Limited 2016 Long-Term Incentive Plan ("LTIP"). Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of Common Shares as reported on the New York Stock Exchange on May 21, 2026. The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources